Exhibit 10.1

SeaBright Insurance Holdings, Inc.

2009 Bonus Plan

Objective:

To align management’s interests with those of our stockholders and to provide an incentive to achieve or exceed the financial performance objectives contained in the board-approved budget for fiscal year 2009. To provide a near-term variable component of compensation in our overall performance-based compensation program by complementing our long-term, variable equity-based incentive plan and competitive base salaries.

Plan:

Bonuses payable under the plan will be determined by the Company’s achievement (the “Achievement”) in respect of the following performance metrics (the “Performance Metrics”) in accordance with Exhibit A hereto: (i) after-tax GAAP net income (excluding capital gains and losses) represented in the board-approved budget for the fiscal year (including the effect of any bonuses paid) (“Net Income”), weighted at 70%, (ii) direct premiums written (excluding assigned premiums) (“Direct Premiums Written”), weighted at 10%, and (iii) combined ratio (excluding reserve releases or additions) (“Combined Ratio”), weighted at 20%.

The plan identifies three levels of Achievement (each of which shall be determined by the Compensation Committee) for each Performance Metric. For each Performance Metric, a performance bonus multiplier will be calculated based on the level of Achievement as follows:

1.	Threshold — At or below the Threshold level of Achievement, the performance bonus multiplier will be 0%.
2.	Target — A Target level of Achievement will result in a performance bonus multiplier of 100%.
3.	Maximum — At or above the Maximum level of Achievement, the performance bonus multiplier will be 200%.

If a degree of Achievement falls between Threshold, Target or Maximum performance goals, the performance bonus multiplier will be determined by straight line interpolation. Achievement above the Maximum performance goal will be capped at 200%. The performance bonus multiplier for each Performance Metric will be multiplied by the applicable weighting for that Performance Metric and applied to each participant’s target bonus to determine the amount to be contributed to the bonus pool in respect of the bonus opportunity attributed to such Performance Metric.

Plan Outline:

I) Each bonus-qualified position (manager and above) that is eligible for participation in any pool that may be earned has a pre-designated target bonus percentage that is applied against base salary. Such percentages range from 5% to 100%.

II) Each year the Compensation Committee approves the annual bonus plan and approves the values for the establishment of any bonus pool. The Compensation Committee shall further approve the individual award of bonuses paid to Section 16 designated officers. The Compensation Committee may revise the annual bonus plan from time to time to take into account and adjust for equity added to the Company from capital raising activities.

III) The plan consists of two steps:

i) The establishment of a bonus pool based on the Company’s achievement of Net Income, Direct Premiums Written and Combined Ratio, the relative weightings applicable to each such Performance Metric and each participant’s applicable target bonus.

ii) If a bonus pool is earned, the next step establishes the amount a bonus eligible employee will receive.

•

Individual bonus amounts are calculated, based upon the accomplishment of individual pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals. A weighting factor between 0 and 2 will be calculated for each participant based upon his or her actual performance compared to the identified goals. This factor may be used to adjust the amount otherwise payable to a participant based on the Achievement of the Company-wide Performance Metrics.
•	All such values shall be contained in a formal “Bonus Exhibit” which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

IV) All individual employee bonus amounts that may result from the application of the plan are subject to adjustment by the Compensation Committee based upon the recommendation of the supervising executive officer and/or the Chief Executive Officer.

V) Prior to the payment of any bonus amounts, a schedule shall be created listing each participant and the recommended amount to be paid to each participant. Such list must be submitted to the Chief Executive Officer and, in the case of executive officers, to the Compensation Committee for approval.

VI) Payment of any earned bonus shall be made no later than March 15, immediately after the close of the bonus eligible calendar year.

VII) The Compensation Committee and board of directors retains full and sole discretion over the establishment of any bonus pool or the payment or determination of any executive officer bonus awards. Any bonus plan calculation or bonus payments to executive officers shall be subject to the approval of the Compensation Committee or the board of directors.

SeaBright Insurance Holdings, Inc.
2009 Annual Incentive Plan
Exhibit A - Form of Bonus Exhibit

Employee:

	Business Unit:	SeaBright Insurance Holdings, Inc.

Department:

Bonus Targets:

	Bonus Pool Qualifier		Weight	Threshold	Target	Maximum

I.

The total bonus pool for all bonus eligible employees will be based on the following financial performance metrics for SeaBright Insurance Holdings, Inc. Each financial performance metric can contribute between 0% and 200% of its corresponding weighting. For each metric, if actual performance is below the minimum threshold level, there will be no bonus contribution. At Target each metric will contribute 100% of its assigned weighting. At or above Maximum performance level, each metric will contribute 200% of its assigned weighting. The specific calculation of the bonus contribution for each metric will be determined linearly between Threshold, Target and Maximum.

A.	GAAP Net Income (excluding capital gains and losses)		70%

B.	Direct Premiums Written (excluding assigned premium)		10%

C.	Combined Ratio (excluding reserve releases or additions)		20%

Key Objectives and Relative Weightings

The total bonus pool established above may be adjusted for an individual based on the following objectives. A weighting factor between 0 and 2.0 will be calculated for each Individual based on his/her actual performance against the targets established to the right. Once an overall corporate bonus pool has been calculated, these factors are used to adjust an individual’s participation based on the level of accomplishment attained by that individual when measured against the “Individual Objectives” agreed upon for the bonus performance period. This factor may be used to adjust the Individual’s actual bonus payment.

These are your individual objectives. The score assigned (0 through 2.0) will be yours alone.

II.	Individual Objectives		Weight	Threshold	Target	Maximum

A.

B.

	NOTES:	All bonus payments are subject to approval by the Compensation Committee of the Board of Directors of SeaBright Insurance Holdings, Inc.

In most cases, no Annual Bonus will be paid, including for Individual Targets, if the Threshold financial performance metrics described above are not achieved by SeaBright Insurance Holdings, Inc.

	Employee:			Date:

	Manager:			Date:

	Approval:			Date: